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                                    [LETTER HEAD]

FOR IMMEDIATE RELEASE


         CONTACTS: Jim Knighton             Julie Wood
                   VP, Investor Relations   Dir., Corp. Communications
                   (510) 923-6055           (510) 923-6686



                CHIRON COMPLETES ACQUISITION OF VACCINES BUSINESS FROM
                                      HOECHST AG

EMERYVILLE, CA - APRIL 1, 1998 - Chiron Corporation (NASDAQ: CHIR) announced today that it has completed the acquisition of Hoechst AG's interest in Chiron Behring GmbH & Co., a vaccines joint venture based in Marburg, Germany. In July of 1996, Chiron purchased a 49-percent interest in the human vaccines business of Behringwerke AG, a subsidiary of Hoechst AG. The acquisition of the remaining 51-percent interest was completed by payment of $115.5 million.

         Chiron Behring had annual net sales in 1997 of $173.5 million. The company's product line includes a full range of pediatric and adult vaccines, which it sells in Germany, where it holds a strong market position. Certain of the company's products are also marketed in other European countries and in the Middle East, the Far East, Africa and South America, and to international health agencies such as the World Health Organization. In 1997, Chiron began marketing Chiron Behring's rabies vaccine in the United States. Chiron manufactures and sells another line of pediatric and adult vaccines through its subsidiary Chiron S.p.A., based in Siena, Italy.

         "This acquisition strengthens Chiron's presence both in Europe and in the vaccines market," said Magnus Lundberg, president of Chiron Vaccines and Chiron Therapeutics. "Since we made the original equity investment, this business has continued to flourish. Revenue performance has been outstanding, and it has been complemented by ongoing process enhancements that have further improved efficiency. It is our intention to take advantage of the synergies among our European sites to enhance the productivity of our entire commercial operation."

         According to independent analysts, the vaccines market is one of the fastest growing sectors of the healthcare industry. Now estimated to be a $4 billion business, it is expected to reach nearly $20 billion by 2010. This growth is being fueled by the emergence of novel technologies that are allowing the creation of new, safer and more effective vaccines, and by organizations such as managed care which understand the cost effectiveness of vaccines.

                                 -MORE-

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CHIRON COMPLETES ACQUISITION OF VACCINES BUSINESS FROM HOECHST AG
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         Chiron develops, manufactures and markets human healthcare products for the prevention, diagnosis and treatment of disease utilizing innovations in biology and chemistry. Chiron employs more than 7,000 people in facilities on four continents.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISK
AND UNCERTAINTY. THERE ARE A NUMBER OF FACTORS THAT COULD CAUSE CHIRON'S ACTUAL PERFORMANCE TO DIFFER MATERIALLY FROM EXPECTATIONS. THESE AND OTHER FACTORS INVESTORS SHOULD CONSIDER ARE MORE THOROUGHLY DESCRIBED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS, INCLUDING THE FORM 10-K.

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